Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Vicki Baker, Financial Relations Board	Darryl Cater, Media Relations Coordinator
(703) 796-1798	(630) 218-8000 x4896
vbaker@frbir.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION GRANTS WAIVER OF ITS STOCK OWNERSHIP LIMITATION TO THE INLAND GROUP, INC.

OAK BROOK, Ill.  (March 2, 2007) – Inland Real Estate Corporation (NYSE: IRC) (the “Company”) today announced that it has approved a request from The Inland Group, Inc. (“TIGI”) and its affiliates to grant to TIGI and its affiliates a limited waiver to purchase up to 12% of the Company’s common stock.  Generally, the Company’s charter prohibits any person from beneficially owning in excess of 9.8% of the outstanding shares of the Company’s common stock. The Company’s board of directors has authority to waive this limit if it determines that doing so will not jeopardize the Company’s status as a real estate investment trust (“REIT”) for federal income tax purposes. The Company’s board of directors granted a waiver based upon certain representations of TIGI and its affiliates that its and their share ownership will not cause the Company to fail to qualify as a REIT and will not limit other stockholders from purchasing shares up to the amount provided in the Company’s charter.  In addition, TIGI has agreed to enter into a one-year lock-up agreement with respect to any shares of the Company’s common stock that it acquires as a result of this waiver.

This press release may contain forward-looking statements.  Forward-looking statements are statements that do not reflect historical facts, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by use of words such as “anticipates,” “may,” “will,” “should,” “could,” “expects,” “plans,” “estimates,”  “intends,” “believes,” and similar expressions that do not relate to historical matters.  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, but are not limited to, risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof.  The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

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